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                                                                     Exhibit 2.1


                               PURCHASE AGREEMENT


      PURCHASE AGREEMENT (this "Agreement"), dated as of April 16, 2004, by and among HRPT Properties Trust, a Maryland real estate investment trust ("Parent"), HRP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the "Successor GP"), Hallwood Realty, LLC, a Delaware limited liability company (the "General Partner"), Hallwood Commercial Real Estate, LLC, a Delaware limited liability company ("HCRE"), HWG, LLC, a Delaware limited liability company ("HWG, LLC"), HWG Realty Investors, LLC, a Delaware limited liability company ("HWG Realty"), HWG 98 Advisors, Inc., a Delaware corporation ("HWG98"), HWG 95 Advisors, Inc., a Delaware corporation ("HWG95") and solely for the purpose of Article V, The Hallwood Group Incorporated, a Delaware corporation ("Group"). The General Partner, HCRE, HWG, LLC, HWG Realty, HWG98 and HWG95 are referred to collectively as the "Sellers."

      WHEREAS, concurrently with entering into this Agreement, Parent, HWP LP Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (the "Purchaser"), the General Partner and Hallwood Realty Partners, L.P., a Delaware limited partnership (the "Partnership") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Purchaser will be merged with and into the Partnership (capitalized terms used but not defined herein and lower-case terms defined in Section 9.03 of the Merger Agreement shall have the meanings set forth in the Merger Agreement);

      WHEREAS, the General Partner owns all of the general partner interest (the "General Partner Interest") in the Partnership;

      WHEREAS, HWG, LLC owns 330,432 Units (the "HWG, LLC Units"), representing 20.7% of the Partnership's outstanding Units;

      WHEREAS, HWG Realty owns 0.1% of the partnership interests (collectively, the "Fund Partnership Interests") in each of Hallwood Real Estate Investors Fund XIII, a Delaware partnership, Hallwood Real Estate Investors Fund XV, a Delaware partnership and Hallwood Real Estate Investors Fund XVI, a Delaware partnership (collectively, the "Fund Partnerships");

      WHEREAS, HWG98 and HWG95 own 10% of the member interests (collectively, the "HRP LLC Member Interests" and together with the General Partner Interest, the HWG, LLC Units and the Fund Partnership Interests, the "Sellers' Interests") of HRP 98, L.L.C., a Delaware limited liability company ("HRP98 LLC"), and HRP 95, L.L.C., a Delaware limited liability company ("HRP95 LLC" and collectively with HRP98 LLC, the "HRP LLCs"), respectively; and

      WHEREAS, HCRE or its wholly-owned subsidiary is a party to the Management Agreements set forth on Schedule I (collectively, the "Management Agreements") with the Partnership, pursuant to which HCRE or its wholly-owned subsidiary provides certain services to subsidiaries of the Partnership.
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      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party to this Agreement, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                VOTING AGREEMENT

      1.01 Voting of HWG, LLC Units. HWG, LLC hereby agrees that at any meeting of the unitholders of the Partnership, however called, or in any other circumstance in which the vote on, consent to or approval of the Merger Agreement and the Merger by unitholders of the Partnership is sought, HWG, LLC shall:

            (a) vote the HWG, LLC Units in favor of and to approve the Merger Agreement and the Merger;

            (b) vote the HWG, LLC Units against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Partnership under the Merger Agreement; and

            (c) vote the HWG, LLC Units against any action or agreement submitted to unitholders that would reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to:

                  (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Partnership or any of its Subsidiaries;

                  (ii) a sale or transfer of a material amount of assets of the Partnership or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Partnership and its Subsidiaries;

                  (iii) any material change in the present capitalization or distribution policy of the Partnership; or

                  (iv) any other material change in the Partnership's structure or business,

in each case, other than the Merger Agreement and the Merger or the transactions contemplated thereby.

      1.02  Grant of Irrevocable Proxy; Appointment of Proxy.

            (a) HWG, LLC hereby irrevocably grants to, and appoints Parent as HWG, LLC's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of HWG, LLC, to vote the HWG, LLC Units in the manner provided in Section 1.01.

            (b) HWG, LLC represents that any proxies previously given in respect of the HWG, LLC Units are revocable, and that any such proxies are hereby revoked.


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            (c) HWG, LLC hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of this Agreement and the Merger Agreement and affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked until the termination of this Agreement pursuant to Section 6.01. HWG, LLC hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. HWG, LLC shall execute and deliver to Parent any proxy cards that HWG, LLC receives to vote in favor of the Merger Agreement and the Merger.

                                   ARTICLE II

      SALE OF SELLERS' INTERESTS; TERMINATION OF MANAGEMENT AGREEMENTS

      2.01 Sale of Sellers' Interests. At the Closing, immediately prior to the Effective Time:

            (a) the General Partner shall transfer and deliver to the Successor GP, free and clear of all Liens, and the Successor GP shall purchase from the General Partner, the General Partner Interest;

            (b) HWG, LLC shall transfer and deliver to the Successor GP, free and clear of all Liens, and the Successor GP shall purchase from HWG, LLC, the HWG, LLC Units;

            (c) HWG Realty shall transfer and deliver to the Successor GP, free and clear of all Liens, and the Successor GP shall purchase from HWG Realty, the Fund Partnership Interests;

            (d) HWG98 shall transfer and deliver to the Successor GP, free and clear of all Liens, and the Successor GP shall purchase from HWG98, the HRP LLC Member Interests in HRP98 LLC;

            (e) HWG95 shall transfer and deliver to the Successor GP, free and clear of all Liens, and the Successor GP shall purchase from HWG95, the HRP LLC Member Interests in HRP95 LLC; and

            (f) As the purchase price for Sellers' Interests conveyed pursuant to this Agreement, Successor GP shall pay to HWG, LLC, on behalf of all the Sellers, an amount equal to the sum of:

            (i)   8.5% of the Gross Merger Consideration, plus

            (ii) the Merger Price multiplied by 330,432 (in the aggregate, the "Purchase Price"), without interest, less any withholding (as provided in Section 6.16). The parties hereto acknowledge and agree that (a) if the Gross Merger Consideration is $245,000,000, then the Purchase Price shall be reduced by an amount equal to the amount by which the Working Capital Adjustment would have reduced the Gross Merger Consideration to less


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                  than $245,000,000 but for the parenthetical in Section
                  2.01(b)(i)(x) of the Merger Agreement and (b) the Purchase Price shall be reduced by any amounts owed by Group to the Partnership.

      2.02 Payment of Purchase Price. The Purchase Price shall be paid as follows: (i) $18,500,000 by wire transfer at the Effective Time to an escrow agent acceptable to Parent, Successor GP and Sellers, to be held pursuant to the terms of an Escrow Agreement substantially in the form of Exhibit A; and (ii) the remainder of the Purchase Price by wire transfer in immediately available funds to an account specified by HWG, LLC to Parent and the Successor GP in writing.

      2.03 Termination of Management Agreements. At the Effective Time, HCRE shall, and shall cause its wholly-owned subsidiary, HCRE California, Inc. to, terminate each of the Management Agreements and release the Partnership and each of its subsidiaries from all liability thereunder. Notwithstanding the foregoing, the Partnership shall remain obligated to pay to HCRE or HCRE California, Inc., as appropriate, all amounts due under the Management Agreements for fees earned thereunder in the ordinary course of business to the extent accrued prior to the Determination Date or which relate to services performed between the Determination Date and the Effective Time.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each Seller hereby represents and warrants, jointly and severally, to Parent and the Successor GP as follows:

      3.01  Organization, Standing and Power.

            (a) Each Seller is a limited liability company or a corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the state in which it is organized and has full limited liability company or corporate power and authority, as applicable, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

            (b) Each Subsidiary (as defined herein) is an entity duly organized, validly existing and in good standing under the Laws of the state in which it is organized and has full limited liability company or partnership power and authority, as applicable, necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

            (c) Each Seller and each Subsidiary is duly qualified to do business in each jurisdiction where (i) the nature of its business or its ownership or leasing of its properties make such qualification necessary or (ii) the failure to so qualify, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect (as defined in Section 3.04).


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            (d) The Sellers have delivered to Parent true, correct and complete copies of the organizational documents of the Sellers and each Subsidiary (the "Organizational Documents"). The Organizational Documents are in full force and effect.

      3.02  Authority; Execution and Delivery; Enforceability.

            (a) Each Seller has all necessary limited liability company or corporate power and authority, as applicable, to execute, deliver and perform all of its obligations under this Agreement.

            (b) The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of each Seller, subject in the case of the General Partner, to receipt of Unitholder Approval.

            (c) Such Seller has duly executed and delivered this Agreement, and this Agreement constitutes such Seller's legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

      3.03  Subsidiaries; Equity Interests.

            (a) Each Subsidiary that is being acquired (directly or indirectly) by Successor GP pursuant to this Agreement is set forth in Section 3.02 of the Partnership Disclosure Letter.

            (b) HWG98 and HWG95 own 10% of the member interests in HRP98 LLC and HRP95 LLC, respectively, and HRP98 LLC and HRP95 LLC own the one percent general partner interest in Hallwood 98, L.P., a Delaware limited partnership ("Hallwood 98 LP") and Hallwood 95, L.P., a Delaware limited partnership ("Hallwood 95 LP" and together with HRP98 LLC, HRP95 LLC and Hallwood 98 LP, the "Subsidiaries"), respectively.

            (c) Other than pursuant to this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, units commitments, Contracts, arrangements or undertakings to which any Seller or any Subsidiary is a party or by which it is bound (x) obligating any Seller or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, equity interests in, or any security convertible or exercisable for or exchangeable into equity interests in, any Subsidiary or (y) obligating any Seller or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking.

            (d) Each outstanding share of capital stock or other equity ownership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable (subject to the requirements, if any, under applicable state Law, obligating any limited partner of a Subsidiary that is a limited partnership to repay the amount of any distribution wrongly received from such Subsidiary), and each such share or other equity ownership interest is owned by a Seller or a


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Subsidiary of any of the Sellers free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Sellers' or any Subsidiary's voting rights, charges and other encumbrances whatsoever.

      3.04  No Conflicts; Consents.

            (a) Except as set forth in Section 3.04 of the letter dated as of the date of this Agreement from the Sellers to Parent and the Successor GP (the "Disclosure Letter"), the execution, delivery and performance by each Seller of this Agreement does not and the consummation of the transactions contemplated by this Agreement and such Seller's compliance with the terms of this Agreement will not:

                  (i) conflict with or result in any violation of any provision of such party's Organizational Document;

                  (ii) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of, any Liens upon any property of a Seller or a Subsidiary under, or require the consent of any person under, any provision of any Contract to which any Seller or any Subsidiary is a party or by which any of their respective properties or assets are bound or affected; or

                  (iii) subject to the filings and other matters referred to in
Section 3.04(b)(i) and assuming the accuracy of the representations and warranties of Parent and Successor GP in this Agreement, conflict with or result in any violation of any Judgment or Law applicable to any Seller, any Subsidiary, or any of their respective properties or assets;

except such items as, individually or in the aggregate, could not reasonably be expected to cause, result in or have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement (a "Seller Material Adverse Effect"); provided, however, that effects relating to (A) the economy in general, (B) changes affecting the real estate industry generally, (C) changes in the market price or trading volume of the Partnership's securities, or (D) the announcement of the Merger or the transactions contemplated thereby, shall not be deemed to constitute a Seller Material Adverse Effect or be considered in determining whether a Seller Material Adverse Effect has occurred.

            (b) No Consent of, or registration, declaration or filing with, or notice to, or Permit from, any Governmental Entity is required to be obtained or made by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than:

                  (i) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement or the Merger;

                  (ii) the consents set forth in Section 3.04 of the Disclosure Letter; and


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                  (iii) such other items as, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

      3.05 No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Seller or any affiliate thereof, for which Successor GP, Parent or the Partnership will be responsible.

      3.06 Litigation. Except as set forth in Section 3.06 of the Disclosure Letter, there is no suit, action, proceeding or investigation pending against, or to the knowledge of any Seller threatened against or affecting, Sellers or any Subsidiary before any Governmental Entity that (i) individually or in the aggregate would have a Seller Material Adverse Effect or (ii) seeks to prevent, hinder, modify or challenge the transactions contemplated by this Agreement or would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. None of the Sellers are subject to any outstanding Judgment against any of them or naming them as a party that individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect.

      3.07  Title.

            (a)   Except for Liens that will be released at Closing:

                  (i) The General Partner has good and valid title to the General Partner Interest, free and clear of any Lien.

                  (ii) HWG, LLC has good and valid title to the HWG, LLC Units free and clear of any Lien.

                  (iii) HWG Realty has good and valid title to the Fund Partnership Interests free and clear of any Lien.

                  (iv) HWG98 has good and valid title to the HRP LLC Member Interests of HRP98 LLC free and clear of any Lien.

                  (v) HWG95 has good and valid title to the HRP LLC Member Interests of HRP95 LLC free and clear of any Lien.

            (b) Upon purchase of the Sellers' Interests by the Successor GP, the applicable Seller will deliver good and valid title thereto, free and clear of any Lien.

            (c) On the date hereof, all of the HWG, LLC Units are owned of record and beneficially by HWG, LLC and constitute all of the Units owned of record or beneficially by HWG, LLC or its Subsidiaries. HWG, LLC has sole voting power and power of disposition with respect to all the HWG, LLC Units, with no restrictions on HWG, LLC's voting rights or power of disposition pertaining thereto, subject to applicable federal securities laws or any applicable state securities laws.


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
      3.08 No Other Rights. Other than pursuant to this Agreement, there are no outstanding options, warrants or rights to purchase or acquire the Sellers' Interests or the capital stock or equity ownership interest of any Subsidiary.

      3.09  Status of Management Agreements.

            (a) True, correct and complete copies of the Management Agreements have previously been delivered to Parent and the Successor GP by HCRE or the Partnership.

            (b) There are no existing defaults, events of default or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute defaults by HCRE or any other party thereto, and no penalties have been incurred nor are amendments pending, with respect to the Management Agreements.

      3.10 Tax Matters. HWG, LLC is, and since its formation has been, properly characterized as a partnership for U.S. federal, state and local income tax purposes and not as an association taxable as a corporation and for avoidance of doubt has never been a "publicly traded partnership" treated as a corporation under Section 7704 of the Code (or any similar Tax Law). HWG Realty is, and since its formation has been, a "disregarded entity" for U.S. federal income Tax purposes under Treasury Regulation Sections 301.7701-2 and -3 (and any comparable provision of applicable Law of state and local jurisdictions that permit such treatment).

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND SUCCESSOR GP

      Parent and Successor GP, jointly and severally, represent and warrant to the Sellers and to the Partnership as follows:

      4.01 Organization, Standing and Power. Parent is a real estate investment trust and the Successor GP is a limited liability company; each of Parent and the Successor GP is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full trust or limited liability company power and authority (as applicable) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Successor GP is a wholly-owned subsidiary of Parent.

      4.02  Authority; Execution and Delivery; Enforceability.

            (a) Each of Parent and the Successor GP has all requisite trust or limited liability company power and authority (as applicable) to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and the Successor GP of this Agreement and the consummation by each of the transactions contemplated by this Agreement have been duly authorized by all necessary trust and trustee action or limited liability company and member action, as applicable, on the part of Parent and the Successor GP, respectively. Each of Parent and the Successor GP has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its


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terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

            (b) Each of the Board of Trustees of Parent and the sole member of the Successor GP has duly adopted resolutions approving and declaring the advisability of this Agreement and the transactions contemplated by this Agreement, in accordance with the applicable provisions of the MREIT and the DLLCA, respectively.

      4.03  No Conflicts, Consents.

            (a) No Conflicts. The execution, delivery and performance by each of Parent and the Successor GP of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries,
(ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b) of the Merger Agreement, any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, subject in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on (A) the ability of Parent or the Successor GP to perform its obligations under this Agreement or
(B) the ability of Parent or the Successor GP to consummate the transactions contemplated by this Agreement (any of the foregoing, a "Parent Material Adverse Effect").

            (b) Consents. No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, other than such items set forth in Section 4.04(b) of the Merger Agreement or such other items as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

      4.04 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Successor GP, for which any of the Sellers will be responsible.

      4.05 Financing. Parent and the Successor GP have available (through cash on hand and existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of Sellers' Interests pursuant to this Agreement, as and when needed, and to perform their respective obligations under this Agreement.


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      4.06 Litigation. There is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or any action to be taken by Parent or the Successor GP in connection with the consummation of the transactions contemplated by this Agreement, or Purchaser in connection with the consummation of the transactions contemplated by the Merger Agreement, or would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.

      4.07 Investment Representations. Successor GP and Parent understand that the Sellers' Interests have not been registered under the Securities Act. Successor GP and Parent also understand that the Sellers' Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act of 1933, as amended (the "Securities Act") based in part upon Parent's and Successor GP's representations contained in the Agreement. Successor GP and Parent hereby represent and warrant, jointly and severally, as follows:

            (a) Successor GP Bears Economic Risk. Successor GP is capable of evaluating the merits and risks of its investment in the Partnership and in HWG Realty. Successor GP understands that it must bear the economic risk of this investment indefinitely unless the Sellers' Interests are registered pursuant to the Securities Act, or an exemption from registration is available. Successor GP understands that neither the Partnership nor HWG Realty has any present intention of registering the Sellers' Interests, respectively. Successor GP also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Successor GP to transfer all or any portion of the Sellers' Interests under the circumstances, in the amounts or at the times Successor GP might propose.

            (b) Acquisition for Own Account. Successor GP is acquiring the Sellers' Interests for Successor GP's own account for investment only, and not with a view towards their distribution.

            (c) Accredited Investor. Successor GP represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

            (d) Partnership Information. Successor GP has reviewed the publicly-available filings of the Partnership and has had an opportunity to discuss the Partnership's business, management and financial affairs with directors, officers and management of the Partnership and has had the opportunity to review the Partnership's operations and facilities. Successor GP has also had the opportunity to ask questions of and receive answers from, the Partnership and its management regarding the terms and conditions of this investment.

            (e) Other Information. Successor GP has received and read the financial statements of the Fund Partnerships and the HRP LLCs and has had an opportunity to discuss their respective businesses, management and financial affairs with their respective directors, officers and management and has had the opportunity to review their respective operations and facilities. Successor GP has also had the opportunity to ask questions of and receive answers from, such entities and their management regarding the terms and conditions of this investment.


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
            (f) Rule 144. Successor GP acknowledges and agrees that the Sellers' Interests must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Successor GP has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Partnership, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

            (g) Residence. The office or offices of the Successor GP in which its investment decision was made is located at the address or addresses of the Successor GP set forth in the notice provision of this Agreement.

                                    ARTICLE V

     NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS

      5.01 Survival of Representations, Warranties, etc. All representations and warranties of the Sellers set forth in this Agreement shall survive the Closing and shall expire, except with respect to claims asserted prior to and pending at the time of expiration, twelve (12) months following the Closing; provided, that the representations and warranties contained in Section 3.07 shall survive indefinitely (or if indefinite survival is not permitted by law, then for the maximum period permitted by applicable law). All such representations and warranties shall be deemed to have been given and made on the date hereof and as of the Closing.

      5.02 Agreement to Indemnify. Each of the Sellers and Group (collectively, the Indemnitor"), jointly and severally, shall defend, indemnify and hold harmless Parent, the Successor GP and the Partnership, and their respective Affiliates, officers, trustees, employees and agents (each, a "Parent Indemnitee"), from and against and in respect of any and all losses, damages, liabilities, deficiencies, Taxes, costs and expenses including, without limitation, interest, penalties, and reasonable attorneys' fees and expenses (collectively, "Losses"), asserted against, relating to, imposed upon or incurred by a Parent Indemnitee resulting from, arising out of, or in connection with: (i) any breach by any of the Sellers of any of their respective representations or warranties contained in this Agreement; (ii) the transactions contemplated by this Agreement or the Merger Agreement, including the approval of the payment of the Purchase Price by the Audit Committee of the Board of Directors of the General Partner or the payment of the Purchase Price pursuant to this Agreement; (iii) the actions captioned High River Limited Partnership v. Hallwood Realty, LLC et al., C.A. 20276 and I.G. Holdings, Inc. et al. v. Hallwood Realty, LLC, et al., C.A. 20283 in the Court of Chancery of the State of Delaware, New Castle County (the "Current Actions") and (iv) any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing; provided, however, that the indemnification provided in this Section 5.02 shall not include (i) claims by any party to this Agreement to interpret or enforce the terms and provisions of this Agreement or

(ii) any claim by any party to the Merger Agreement to interpret or enforce the terms and provisions of the Merger Agreement.

      5.03  Third Party Claims.

            (a) Promptly after the receipt by any Parent Indemnitee of notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, Parent Indemnitee shall give written notice of such claim to the Indemnitor, stating the nature and basis of such claim and the amount thereof, to the extent known. Failure of the Parent Indemnitee to give such notice shall not relieve the Parent Indemnitee from any liability which it may have on account of its indemnification obligation or otherwise, except to the extent that the Parent Indemnitee is materially prejudiced thereby.

            (b) The Indemnitor shall continue the defense of the Current Actions, for itself and on behalf of the Partnership subject to the provisions of this Section 5.03 and the Partnership, as a Parent Indemnitee, shall be entitled to the benefit of the provisions of this Section 5.03 with respect thereto. The Indemnitor shall be entitled to elect to participate in the defense of and, if it so chooses, to assume the defense of such claim, action, suit or proceeding with counsel selected by the Indemnitor and reasonably satisfactory to the Parent Indemnitee. Upon any such election by the Indemnitor to assume the defense of such claim, action, suit or proceeding, the Indemnitor shall not be liable for any legal or other expenses subsequently incurred by the Parent Indemnitee in connection with the defense thereof, provided, however, that (i) if the Parent Indemnitee shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, then the Parent Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor and (ii) the Parent Indemnitee may, at its option and at its own expense, participate in such defense and employ counsel separate from the counsel employed by the Indemnitor. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Parent Indemnitee for any period in which the Indemnitor has not assumed the defense thereof (other than during any period in which the Parent Indemnitee failed to give the notice provided above). The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability as between the parties under this Article V. The parties shall also cooperate in any such defense, give each other full access to all non-privileged information relevant thereto and make employees and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense, the Indemnitor shall not be obligated to indemnify the Parent Indemnitee hereunder for any settlement entered into without the Indemnitor's prior written consent, which consent shall not be unreasonably withheld or delayed. Unless the sole relief is monetary damages which are payable in full by the Indemnitor, the Indemnitor shall not settle any claim without the prior written consent of the Parent Indemnitee, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE VI
                                 MISCELLANEOUS

      6.01 Termination. This Agreement (a) may be terminated at any time by mutual written consent of the parties; (b) shall terminate, without any action by the parties, on the date on which the Merger Agreement terminates in accordance with its terms or (c) may be terminated by Sellers in the circumstances in which the Partnership would be entitled to terminate the Merger Agreement under Section 6.03(c) of the Merger Agreement. Regardless of any termination of this Agreement, the rights and obligations of the parties contained in Article V of this Agreement shall survive indefinitely or as otherwise provided specifically therein.

      6.02 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, except that nothing in this
Section 6.02 shall relieve a party from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in this Agreement.

      6.03 Amendment. This Agreement may be amended, supplemented or modified by the parties at any time only by an instrument in writing signed on behalf of each of the parties.

      6.04 Extension; Waiver. At any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) each party may waive compliance with any of the agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      6.05 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5:00 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent or Successor GP, to:

                  HRPT Properties Trust
                  400 Centre Street
                  Newton, Massachusetts  02458
                  Attention:  John C. Popeo

                  with a copy to:

                  Sullivan & Worcester LLP
                  One Post Office Square

                  Boston, Massachusetts  02109
                  Attention:  Richard Teller

            (b)   if to any of the Sellers, to:

                  Hallwood Realty, LLC
                  3710 Rawlins
                  Suite 1500
                  Dallas, Texas  75219
                  Attention:  William L. Guzzetti

                  with a copy to:

                  Weil, Gotshal & Manges, LLP
                  200 Crescent Court, Suite 300
                  Dallas, Texas  75201
                  Attention:  Robert C. Feldman

      6.06 Interpretation. When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      6.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

      6.08 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      6.09 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated by this Agreement and the Merger Agreement and are not intended to confer upon any Person other than the parties hereto any rights, remedies, obligations or liabilities.

      6.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      6.12  Limitations on Warranties.

            (a) Except for the representations and warranties contained in
Article III of this Agreement and those contained in the Merger Agreement, the Sellers make no other express or implied representation or warranty to Parent or the Successor GP. Parent and the Successor GP each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Sellers other than the representations and warranties set forth in Article III of this Agreement and those contained in the Merger Agreement.

            (b) Except for the representations and warranties contained in
Article IV of this Agreement and those contained in the Merger Agreement, Parent and the Successor GP make no other express or implied representation or warranty to the Sellers. The Sellers acknowledge that, in entering into this Agreement, they have not relied on any representations or warranties of Parent and the Successor GP other than the representations and warranties of Parent and the Successor GP set forth in Article IV of this Agreement and those contained in the Merger Agreement.

      6.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      6.14 Further Assurances. From time to time, at Parent's request and without further consideration, each Seller, as applicable, shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to carry out the provisions of this Agreement.

      6.15 FIRPTA Certificate. Prior to the Closing, each Seller shall have delivered to Parent and Successor GP a certificate of non-foreign status meeting the requirements of the Treasury Regulations under Section 1445 of the Code.

      6.16 Withholding Rights. Parent, Purchaser and Successor GP shall be entitled to deduct and withhold, from the consideration otherwise payable to the Sellers pursuant to this Agreement, (a) such amounts as may be required to be deducted and withheld with respect to the making of such payment(s) under the Code, or under any provision of state, local or foreign Law, and (b) such pro-rata amounts as may be required to be deducted or withheld from or paid by holders of Units upon order of the Court of Chancery of the state of Delaware, New Castle County in connection with the Current Actions. To the extent that amounts are so deducted and withheld by Parent, Purchaser or Successor GP, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers by Parent, Purchaser or the Successor GP, as applicable.

      6.17 Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT. ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

      6.18 Consent of 1st Odyssey. To the extent requested by Parent not less than 30 days prior to the Effective Time, HWG, LLC shall use its commercially reasonable efforts to obtain the consent of 1st Odyssey to the assignment of HWG, LLC's rights under that certain Staff Services Agreement dated July 1, 2003 by and between 1st Odyssey and HWG, LLC. At the Effective Time, HWG, LLC shall, after the receipt of such consent, assign its rights thereunder, to Reit Management & Research LLC.

      6.19 Public Announcements. Parent, on the one hand, and the General Partner, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except after it has used all reasonable efforts to consult with the other party and such release or statement is required by applicable Law, by New York Stock Exchange rule or by American Stock Exchange rule.

                            [SIGNATURE PAGES FOLLOW]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                    PARENT

                                    HRPT PROPERTIES TRUST


                                    By:         /s/ Adam D. Portnoy
                                                --------------------------------
                                    Name:       Adam D. Portnoy
                                    Title:      Executive Vice President


                                    SUCCESSOR GP

                                    HRP GP, LLC


                                    By:         /s/ Adam D. Portnoy
                                                --------------------------------
                                    Name:       Adam D. Portnoy
                                    Title:      Executive Vice President

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                    HALLWOOD REALTY, LLC


                                    By:    /s/ John G. Tuthill
                                           -------------------------------------
                                    Name:  John G. Tuthill
                                    Title: Executive Vice President


                                    HWG, LLC



                                    By:    /s/ John G. Tuthill
                                           -------------------------------------
                                    Name:  John G. Tuthill
                                    Title: Executive Vice President


                                    HWG REALTY INVESTORS, LLC



                                    By:    /s/ John G. Tuthill
                                           -------------------------------------
                                    Name:  John G. Tuthill
                                    Title: Executive Vice President


                                    HWG 98 ADVISORS, INC.



                                    By:    /s/ John G. Tuthill
                                           -------------------------------------
                                    Name:  John G. Tuthill
                                    Title: Executive Vice President


                                    HWG 95 ADVISORS, INC.



                                    By:    /s/ John G. Tuthill
                                           -------------------------------------
                                    Name:  John G. Tuthill
                                    Title: Executive Vice President

                                    HALLWOOD COMMERCIAL REAL
                                    ESTATE, LLC



                                    By:    /s/ William L. Guzzetti
                                           -------------------------------------
                                    Name:  William L. Guzzetti
                                    Title: President


                                    SOLELY WITH RESPECT TO ARTICLE V,

                                    THE HALLWOOD GROUP INCORPORATED


                                    By:    /s/ William L. Guzzetti
                                           -------------------------------------
                                    Name:  William L. Guzzetti
                                    Title: Executive Vice President

                                   SCHEDULE I



           Property                                              Owner                          Manager
           --------                                              -----                          -------
HALLWOOD REALTY PARTNERS, L.P.
 Airport Plaza                                             Hallwood 95, L.P.              HCRE California, Inc.
 Allfirst Building                                         First Associates L.P.                  HCRE
 Andover Executive Park                                    SBP General Partnership                HCRE
 Bellevue Corporate Plaza                                  Hallwood 95, L.P.                      HCRE
 Bradshaw Business Parks                                   BBP General Partnership        HCRE California, Inc.
 Corporate Square (w/o 8, 10-12)                           Hallwood 95, L.P.                      HCRE
 Corporate Square (8)                                      GSA Corporate Square 8,                HCRE
                                                            LLC
 Corporate Square (10-12)                                  Hallwood Real Estate                   HCRE
                                                           Investors Fund XV
 Executive Park (w/o 3, 5 or 12)                           Hallwood 98, L.P.                      HCRE
 Executive Park (3)                                        Hallwood Real Estate                   HCRE
                                                           Investors Fund XVI
 Executive Park (5)                                        Hallwood Real Estate                   HCRE
                                                           Investors Fund XVI
 Executive Park (12)                                       Executive Park 12, LLC                 HCRE
 Fairlane Commerce (G-L, N-Q)                              Hallwood 95, L.P.                      HCRE
 Fairlane Commerce - M                                     Hallwood Real Estate                   HCRE
                                                           Investors Fund XV
 Fountain View Business Center                             Hallwood Real Estate           HCRE California, Inc.
                                                           Investors Fund XV
 Gulley Road Industrial Park                               Hallwood Real Estate                   HCRE
                                                           Investors Fund XV
 Montrose Office Center                                    Hallwood 95, L.P.                      HCRE
 Parklane Towers                                           Hallwood 95, L.P.                      HCRE
 Raintree Industrial Park                                  Hallwood 95, L.P.                      HCRE
 Riverbank Plaza (a/k/a Rancho Mission Plaza)              Hallwood Real Estate           HCRE California, Inc.
                                                           Investors Fund XV
 West Valley Industrial Park                                                                      HCRE

                                                                       EXHIBIT A
                                ESCROW AGREEMENT

         ESCROW AGREEMENT, dated of _________, 2004 (this "Agreement"), by and among by and among HRPT Properties Trust, a Maryland real estate investment trust ("Parent"), HRP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the "Successor GP"), Hallwood Realty, LLC, a Delaware limited liability company (the "General Partner"), Hallwood Commercial Real Estate, LLC, a Delaware limited liability company ("HCRE"), HWG, LLC, a Delaware limited liability company ("HWG, LLC"), HWG Realty Investors, LLC, a Delaware limited liability company ("HWG Realty"), HWG 98 Advisors, Inc., a Delaware corporation ("HWG98"), HWG 95 Advisors, Inc., a Delaware corporation ("HWG95"), and [_______], as Escrow Agent (the "Escrow Agent"). The General Partner, HCRE, HWG, LLC, HWG Realty, HWG98 and HWG95 are referred to collectively as the "Sellers."

                                    RECITALS

         The Parties to this Agreement are parties to a Purchase Agreement dated April __, 2004 (the "Purchase Agreement"), pursuant to which the Sellers will transfer and deliver to the Successor GP partnership interests in Hallwood Realty Partners, L.P. ("Hallwood") and its subsidiaries and membership interests in certain affiliates of Hallwood. Capitalized terms not defined in this Agreement shall have the meanings given therefore in the Purchase Agreement.

         Article V of the Purchase Agreement provides for indemnification by Indemnitor for Losses of Parent Indemnitee.

         NOW, THEREFORE, it is agreed:

         1. Appointment of Escrow Agent; Escrow Deposit. Parent, the Successor GP and the Sellers hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein. On the date hereof, the Parent and the Successor GP have caused $18,500,000 to be delivered to the Escrow Agent by wire transfer of immediately available funds. All of such amount, but exclusive of any interest accrued thereon, shall be hereinafter referred to as the "Escrow Deposit." The Escrow Agent hereby acknowledges receipt of the Escrow Deposit. The Escrow Agent shall hold, invest, reinvest, manage, administer, distribute and dispose of the Escrow Deposit and any interest earned thereon in accordance with the terms and conditions of this Agreement.

         2. Investment of Escrow Deposit. Until the termination of this Agreement, the Escrow Deposit, together with any interest earned thereon, shall be invested pursuant to the written instructions of HWG, LLC, which may be sent to the Escrow Agent from time to time, solely in one or more of the investments referred to below:

         (a) interest bearing time deposits with maturity dates of ninety (90) days or less of any bank located within the United States of America, including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent; provided that any amount held on deposit in any bank not having unsecured, non-subordinated indebtedness outstanding that is rated as "investment grade" by a nationally recognized rating agency shall be so invested only if such amount is fully insured by the Federal Deposit Insurance Corporation ("FDIC");

         (b) certificates of deposit with maturity dates of ninety (90) days or less issued by the commercial banking department (if any) of the Escrow Agent, or of any bank located in the United States of America, provided that either (A) any such bank shall have unsecured, non-subordinated indebtedness outstanding that is rated as "investment grade" by a nationally recognized rating agency, or
(B) the full amount of each and every certificate of deposit issued by any such bank to the Escrow Agent hereunder shall be fully insured by the FDIC;

         (c) direct obligations of, or obligations guaranteed as to all principal and interest by, the United States of America, in each case with maturity dates of ninety (90) days or less;

         (d) repurchase agreements with maturity dates of ninety (90) days or less that are fully secured as to payment of principal and interest by collateral consisting of obligations described in Sections 2(a) through (c) above;

         (e) commercial paper with maturity dates of ninety (90) days or less that is rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investors Service, Inc., or better; or

         (f) investments in institutional money market funds investing principally in obligations permitted by Sections 2(a) through (e) above.

         The parties acknowledge that the Escrow Agent shall not be responsible for any diminution in the Escrow Deposit due to losses resulting from investments made pursuant to this Agreement.

         3. Payments From Escrow. The Escrow Agent shall hold the Escrow Deposit in escrow in accordance with this Agreement and shall make payments from the Escrow Deposit only as follows or as provided in Section 7 below:

         (a) Parent Indemnitee shall be paid such amounts as are authorized to be paid to Parent Indemnitee pursuant to Section 4(a) below.

         (b) The Sellers shall be paid such amounts as are authorized to be paid to the Sellers pursuant to Section 4(b).

         (c) On _______ ___, 2005 (the "Termination Date"), the Sellers shall be paid an amount equal to the entire balance of the Escrow Deposit then remaining, minus the aggregate of the then existing Claims Reserves (hereafter defined) for Open Claims (hereafter defined).

         (d) Within two (2) banking days of the Escrow Agent's having been given a copy of a Final Determination (as hereafter defined) for an Open Claim, the amount payable to Parent Indemnitee under the Final Determination for such Open Claim shall be paid to Parent Indemnitee from the Claim Reserve for such Open Claim as provided in Section 4(a) and, after the later of the date of Final Determination of all Open Claims and payment to Parent Indemnitee in respect thereof and the Termination Date, the balance of such Claim Reserve, if any, shall then be paid to Sellers.

         (e) Within two (2) banking days of the Escrow Agent's having been given a copy of a Final Termination Determination (as hereafter defined) for an Open Request, the amount payable to Sellers under the Final Termination Determination for such Open Request shall be paid to Sellers from the Request Reserve for such Open Request as provided in Section 4(b) provided that on the Termination Date, the balance of such Request Reserve, if any, shall be paid to Sellers.

         (f) Any payment required to be made hereunder by the Escrow Agent from the Escrow Deposit shall be delivered in accordance with written instructions given to the Escrow Agent by the party entitled under this Agreement to receive such payment.

         4. Payment and Return Procedures.

                  (a) The procedure for payment of Parent Indemnitee claims from the Escrow Deposit shall be as follows:

                           (i) From time to time prior to the Termination Date,
                  Parent Indemnitee may request payment from the Escrow Deposit pursuant to Article V of the Purchase Agreement by giving written notice of Parent Indemnitee's claim to the Escrow Agent and HWG, LLC, certifying in such notice the nature of the claim, the amount thereof if then ascertainable and, if not then ascertainable, a good faith estimate of the estimated amount thereof and the provision(s) in the Purchase Agreement on which the claim is based and the method by and date on which such notice was given to each recipient.

                           (ii) If, within twenty (20) days after receipt by the
                  Escrow Agent of the written notice of a claim from Parent Indemnitee in accordance with Section 4(a)(i), the Escrow Agent has not received written objection to such claim from HWG, LLC, the claim stated in such notice shall be conclusively deemed to be approved by HWG, LLC and the Escrow Agent shall promptly thereafter pay to Parent Indemnitee from the Escrow Deposit the amount of such claim to the extent of the funds in the Escrow Deposit.

--------

                           (iii) If within said twenty (20) days the Escrow
                  Agent shall have received from HWG a written objection to the claim by Parent Indemnitee, certifying the nature of and grounds for such objection (a copy of which objection shall in each case be sent simultaneously to each of Parent Indemnitee and Parent by HWG, LLC, in accordance with the provisions of
                  Section 10 below), then such claim shall be deemed to be an "Open Claim" and the Escrow Agent shall reserve within the Escrow Deposit an amount equal to the amount of the Open Claim (which amount for each Open Claim is referred to as the "Claim Reserve").

                           (iv) The amount constituting the Claim Reserve for
                  each Open Claim shall be paid by the Escrow Agent from the Escrow Deposit to Parent Indemnitee either (i) in accordance with a joint written instruction of Parent Indemnitee and HWG, LLC or (ii) if and to the extent consistent with a certified copy of a final order, determination, finding, judgment and/or award issued by a court of competent jurisdiction or a final order in arbitration, sent to the Escrow Agent by Parent Indemnitee, which order, determination, finding, judgment and/or award has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal (each of (i) and (ii), a "Final Determination").

                  (b) The procedure for return of the Escrow Deposit (or portions thereof) to the Sellers prior to the Termination Date shall be as follows:

                           (i) Prior to the Termination Date (A) after final
                  termination, by release, dismissal with prejudice or final order or judgment (including, in each case, the exhaustion of any and all appeals) ("Final Termination") of all claims of all Unit holders relating to the tender offer from High River Limited Partnership or the Merger (including the allocation of the consideration among the General Partner and its affiliates, on the one hand, and Unit holders other than the General Partner and its affiliates, on the other), including, without limitation, the Current Actions (collectively, the "Claims"), HWG, LLC may request the return of the balance of the Escrow Deposit then remaining including any Request Reserve (as defined herein), less any Claim Reserves, by giving written notice to the Escrow Agent and Parent; and (B) from time to time, after Final Termination of all Claims of one or more Unit holders, HWG, LLC may request the return of an amount equal to $9.00 for each Unit held by such Unit holder by giving written notice to the Escrow Agent and Parent. Any notice pursuant to this Section 4(b) shall certify that there has been a Final Termination and shall include copies of the document(s) evidencing the Final Termination.

                           (ii) If, within twenty (20) days after receipt by the
                  Escrow Agent of the request from HWG, LLC in accordance with
                  Section 4(b)(i), the Escrow Agent has not received written objection to such request from Parent, the request shall be conclusively deemed to be approved by Parent and the Escrow Agent shall promptly thereafter return to Sellers the balance of the Escrow Deposit then remaining, including any Request Reserve, in the case of a request pursuant to Section 4(b)(i)(A), less any Claim Reserves, or an amount equal to $9.00 for each Unit held by a Unit Holder with respect to which there has been a Final Determination to the extent of the funds in the Escrow Deposit, minus the aggregate of the then existing Claims Reserves, in the case of a request pursuant to Section 4(b)(i)(B).

                           (iii) If within said twenty (20) days the Escrow
                  Agent shall have received from Parent a written objection to the request by HWG,LLC, certifying the nature of and grounds for such objection (a copy of which objection shall in each case be sent simultaneously to HWG, LLC by Parent, in accordance with the provisions of Section 10 below), then such request shall be deemed to be an "Open Request" and the Escrow Agent shall reserve within the Escrow Deposit an amount equal to the amount of the Open Request (which amount for each Open Request is referred to as the "Request Reserve").

                           (iv) The amount constituting the Request Reserve for
                  each Open Request shall be paid by the Escrow Agent from the Escrow Deposit to Sellers either (i) in accordance with a joint written instruction of HWG, LLC and Parent or (ii) if and to the extent consistent with a certified copy of a final order, determination, finding, judgment and/or award issued by a court of competent jurisdiction or a final order in arbitration, sent to the Escrow Agent by HWG, LLC, which order, determination, finding, judgment and/or award has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal (each of (i) and (ii), a "Final Termination Determination").

         (c) The parties to this Agreement acknowledge and agree that all instructions, directions or other communications given by Parent Indemnitee shall be made pursuant to a writing signed by Parent Indemnitee (or a duly authorized officer of Parent Indemnitee, as applicable), and that all instructions, directions or other communications given by HWG, LLC shall be made pursuant to a writing signed by a duly authorized officer of HWG, LLC.

         5. Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Deposit and to perform in accordance with the terms and provisions of this Agreement. Parent, the Successor GP, HWG, LLC and the Sellers agree that the Escrow Agent does not assume any responsibility for the failure of Parent, Successor GP, the Parent Indemnitee or any of the Sellers to perform in accordance with the Purchase Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

         (a) The Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certification, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information therein contained which the Escrow Agent reasonably believes to be genuine and to have been signed and presented by the proper party or parties. Should it be necessary for the Escrow Agent to act

----------------
upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation's, fiduciary's or individual's authority, capacity, existence or identity. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity. It is understood that any references herein to joint instructions or joint written instructions or words of similar import include any instructions signed in counterpart.

         (b) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

         (c) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

         (d) The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by (i) the Purchase Agreement or any agreement of the other parties hereto (whether or not it has any knowledge thereof) or by any notice of a claim, or demand with respect thereto, or (ii) any waiver, modification, amendment, termination or rescission of this Agreement unless the Escrow Agent agrees thereto in writing.

         (e) The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date (no earlier than thirty (30) days following the date of such notice) when such resignation will take effect, provided, however, that until a successor escrow agent is appointed by Parent and HWG, LLC, and such successor accepts such appointment, the Escrow Agent shall continue to hold the Escrow Deposit and otherwise comply with the terms of this Agreement; provided further that the parties to this Escrow Agreement agree to use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after the giving of the Escrow Agent's notice and if no such successor escrow agent shall be appointed within thirty (30) days of the Escrow Agent providing its notice, the Escrow Agent may, at the expense of Parent Indemnitee, (i) appoint a successor escrow agent which shall be a national or state-chartered banking, trust or savings association, (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or (iii) may deposit the Escrow Deposit, together with any interest earned thereon, with the Clerk of the state courts of the State of Delaware, or with the office of the clerk of registry of any other court of competent jurisdiction, at which time the Escrow Agent's duties hereunder shall terminate. Any successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The resigning Escrow Agent shall thereupon be discharged from any further obligations under this Escrow Agreement except as otherwise provided in Section 5(b).

         (f) Except as otherwise provided in Section 5(b), upon delivery of all of the Escrow Deposit, together with any interest earned thereon, pursuant to the terms of Sections 3 and 4(a) above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees (not subject to appeal) of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

         (g) The Escrow Agent shall not have any responsibility or liability for the completeness, correctness or accuracy of any transactions between Parent, Successor GP or any Parent Indemnitee, on the one hand, and HWG, LLC or any Seller, on the other hand.

         (h) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Deposit which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall without liability of any kind, be entitled to hold the Escrow Deposit pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise, or the Escrow Agent, at its option, may, in final satisfaction of its duties hereunder, deposit the Escrow Deposit with the Clerk of the state courts of the State of Delaware or with the office of the clerk of registry of any other court of competent jurisdiction.

         6. Banking Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

         7. Escrow Costs; No Right of Set-off. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the Fee Schedule attached as Exhibit I hereto and to be reimbursed for its reasonable costs and expenses hereunder (including reasonable counsel fees), which fees, costs and expenses shall be borne one-half by Successor GP and one-half by HWG, LLC. The Escrow Agent shall be entitled to withhold from any payment to be made hereunder to any party hereunder amounts due from such party pursuant to this Agreement.

         The Escrow Agent acknowledges and agrees that it is holding the Escrow Deposit in its capacity as escrow agent and that it has no right to apply amounts in the Escrow Deposit against any obligations of the other parties to this Agreement that do not arise under this Agreement.

         8. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission or (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service and properly addressed, to the party as follows:

                  If to Parent, the Successor GP or any Parent Indemnitee:

                           HRPT Properties Trust
                           400 Centre Street
                           Newton, Massachusetts  02458
                           Attention:  John C. Popeo

                           with a copy to:

                           Sullivan & Worcester LLP
                           One Post Office Square
                           Boston, Massachusetts  02109
                           Attention:  Richard Teller

                 If to the General Partner, HWG, LLC or any other Seller:

                           Hallwood Realty, LLC
                           3710 Rawlins
                           Suite 1500
                           Dallas, Texas  75219
                           Attention:  William L. Guzzetti

                           with a copy to:

                           Weil, Gotshal & Manges, LLP
                           200 Crescent Court, Suite 300
                           Dallas, Texas  75201
                           Attention:  Robert C. Feldman


                          (i)      If to the Escrow Agent:

                          (ii)     [To come]

         9. Entire Agreement. This Agreement, together with the Purchase Agreement and related exhibits and schedules, contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement may be amended, modified, supplemented or altered only by a writing duly executed by Parent, the Successor GP, each of the Sellers and the Escrow Agent and any prior agreements or understandings, whether oral or written, are entirely superseded hereby.

         10. Successors and Assigns. Except as otherwise expressly provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

         11. Payment and Taxation of Interest Earned on Investments of Escrow Deposit. An amount equal to 100% of any and all interest or other income accrued or earned on the Escrow Deposit shall be paid to HWG, LLC as promptly as practicable following March 31, June 30, September 30 and December 31 of each year in which all or any portion of the Escrow Deposit remains undistributed pursuant to the terms of this Agreement. HWG, LLC hereby acknowledges that, for federal and state income tax purposes, any interest earned on the investment of the Escrow Deposit shall be income of HWG, LLC. The Escrow Agent shall be responsible for reporting any interest earned to HWG, LLC.

         12. No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege.

         13. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

         14. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the state courts of the State of Delaware.

         15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         16. Substitution of Escrow Deposit. If at any time during the term of this Agreement, Sellers desire to replace the Escrow Deposit with an irrevocable letter of credit ("Letter of Credit") they may do so provided the issuer of the Letter of Credit, the term and the drawing terms are reasonably acceptable to Parent. Upon receipt of a joint written instruction of Parent and HWG, LLC accompanied by a Letter of Credit in an amount equal to the then balance of the Escrow Deposit, minus the aggregate of the then existing Claim Reserves, Escrow Agent shall release then balance of the Escrow Deposit and any accrued interest, minus the aggregate of the then existing Claims Reserves, to HWG, LLC. The Escrow Agent shall hold the Letter of Credit as the Escrow Deposit pursuant to this Agreement and shall make drawings on the Letter of Credit to satisfy claims and to establish Claim Reserves, if required pursuant to Section 4.

         17. Nonliability of Trustees. THE DECLARATION OF TRUST ESTABLISHING THE PARENT, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND,

PROVIDES THAT THE NAME "HRPT PROPERTIES TRUST" REFERS TO
THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PARENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PARENT. ALL PERSONS DEALING WITH THE PARENT, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE PARENT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                   * * * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

                                                HRPT PROPERTIES TRUST

                                                By:
                                                      --------------------------
                                                Name:
                                                      --------------------------
                                                Title:
                                                      --------------------------

                                                HRP GP, LLC

                                                By:
                                                      --------------------------
                                                Name:
                                                      --------------------------
                                                Title:
                                                      --------------------------

                                                HALLWOOD REALTY, LLC

                                                By:
                                                      --------------------------
                                                Name:    William L. Guzzetti
                                                Title: President

                                                HALLWOOD COMMERCIAL REAL
                                                ESTATE, LLC

                                                By:
                                                      --------------------------
                                                Name:    William L. Guzzetti
                                                Title: President

                                                HWG, LLC

                                                By:
                                                      --------------------------
                                                Name:    William L. Guzzetti
                                                Title: President

                                                HWG REALTY INVESTORS, LLC

                                                By:
                                                      --------------------------
                                                Name:    William L. Guzzetti
                                                Title: President

                                                HWG 98 ADVISORS, INC.

                                                By:
                                                      --------------------------
                                                Name:    William L. Guzzetti
                                                Title: President

                                                HWG 95 ADVISORS, INC.

                                                By:
                                                      --------------------------
                                                Name:    William L. Guzzetti
                                                Title: President

                                    EXHIBIT I

                                  FEE SCHEDULE

                                    [to come]